EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

BANK OF HAWAII CORPORATION

EXHIBIT  TO CURRENT REPORT ON

FORM 8-K DATED July 26, 2004

Commission File Number 1-6887

FOR IMMEDIATE RELEASE

Bank of Hawaii Names Allan R. Landon Chairman & CEO
To Succeed Michael E. O’Neill

O’Neill to Leave Bank of Hawaii; Says Turnaround of BOH Complete

HONOLULU, HAWAII – July 26, 2004 – Following the successful completion of Bank of Hawaii Corporation’s (NYSE: BOH) three-year Strategic Plan designed to improve operating performance and profitability, BOHC announced today it has elected Allan R. Landon, currently President and Chief Operating Officer, to succeed Michael E. O’Neill as Chairman and Chief Executive Officer, effective September 1, 2004.  O’Neill will leave the Board of Directors.  Landon will retain the title of President.

O’Neill took up his position at Bank of Hawaii Corporation on November 3, 2000, and he and his management team comprehensively restructured the institution’s operations.  Underperforming businesses on the U.S. West Coast, in Asia and the South Pacific were divested, and the company refocused on its core businesses in Hawaii, the Western Pacific and American Samoa.  A major systems conversion project that significantly improved the company’s efficiency was completed in 2003.

Under O’Neill’s leadership the Company’s financial performance and credit quality significantly improved.  Net income rose from $113.7 million or $1.48 per share in 2000 to $135.2 million or $2.21 per share in 2003.  For the first six months of 2004, net income was $84.0 million, or $1.48 per share.  Return on average assets increased from 0.81 percent for the full year of 2000 to 1.44 percent for the full year of 2003 and 1.73 percent for the first six months of 2004.  Return on average equity increased from 9.21 percent for the full year of 2000 to 15.02 percent for the full year of 2003 and 22.03 percent for the first half of 2004.  Non-performing assets declined from $220 million at September 30, 2000 to a low of $21 million at June 30, 2004.  During the past several years, the bank measurably improved customer service levels, and saw its share price climb from a nine-year low of $11.25, just prior to O’Neill’s arrival, to $45.32 as of last Friday, July 23, 2004.

- more -

130 Merchant Street • PO Box 2900 • Honolulu HI 96846 6000 • Fax 808-537-8440 • Website www.boh.com

O’Neill said, “My work at the bank is done.  I’m extremely gratified by the success we’ve achieved over the past several years, and I could not be prouder of all that has been accomplished by our employees.  Bank of Hawaii is in excellent shape, and I believe it is well positioned for the future.  We have a strong and experienced leadership team in place.”

O’Neill continued, “Al has been my partner in leading Bank of Hawaii throughout my tenure at the company.  He has undertaken positions of increasing executive responsibility as Director of Risk Management, Vice Chairman and Chief Financial Officer, and most recently President and Chief Operating Officer.  In each of these positions, he has distinguished himself through his professionalism, sensitivity to industry, regulatory, customer and personnel matters, and strategic vision.  He shares much of the credit for the success that we have achieved.”

Mary Bitterman, Lead Director of the BOHC Board, said that it was O’Neill’s reputation and expertise at turnarounds that made him a highly attractive candidate for the top job.  “Through Mike’s leadership we have regained the confidence of our customers and shareholders.  He orchestrated a bold strategy that set us on a very positive course.  Equally important, he helped define a clear and orderly management succession process announced in April.  All of us are going to miss him, and we wish him the best.  He leaves behind an extremely strong and talented management team that will serve us well.”

In reference to Landon’s promotion, she added, “Al is highly regarded on Wall Street and by our employees.  He’s worked side-by-side with Mike and was the chief architect of our 2004-2006 Plan which focuses attention on customer service.  Al has also expressed his strong commitment to continue the bank’s tradition of community involvement.  He received the full endorsement of the Board of Directors.  He has worked closely with the Board in his senior executive roles and as a member of the Board of Directors.  We know him well and look forward to continuing to work with him in his new capacity.”

Landon said, “It’s an honor to follow Mike as CEO of Bank of Hawaii.  He has been a great leader and coach to so many of us.  On behalf of all of our directors, shareholders, employees, customers and community friends, I congratulate Mike on a job so well done.”

He added that the bank will continue its course of continuous improvement, focusing on providing quality service to its customers.  “We have a solid plan, good momentum and a great team.  With the support of our directors, customers, Bank of Hawaii team and the strong Hawaii economy, we’ll look forward to good years ahead for Bank of Hawaii.”

O’Neill concluded, “I have all the confidence in the world in Al.  I think he is going to do an outstanding job in building on the momentum we’ve gained over the past several years; and I intend to remain a shareholder of this company.”

O’Neill said he will take some time off, and he and his wife Trish will be dividing their time between Hawaii and the East Coast where their two sons are enrolled in school.  He will also devote time to monitoring certain business interests on the mainland.  The O’Neills are keeping their home here and look forward to spending significant time in Hawaii.

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The Company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the Company’s web site, www.boh.com.

# # #